UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                               Isonics Corporation
                                (Name of Issuer)

                         Common Stock, without par value
                         (Title of Class of Securities)

                                    464895101
                                 (CUSIP Number)

                                December 31, 2006
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:

     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 14 Pages

CUSIP No. 464895101                    13G/A                Page 2 of 14 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius Capital Group, L.L.C.            13-3937658
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    14,419 Shares
SHARES
                    $341,600 of 8% Convertible Debentures due February 28, 2007
                    convertible into 68,320 Shares
BENEFICIALLY   -----------------------------------------------------------------
               (6)  SHARED VOTING POWER
OWNED BY            0
               -----------------------------------------------------------------
EACH           (7)  SOLE DISPOSITIVE POWER
                    14,419 Shares

REPORTING           $341,600 of 8% Convertible Debentures due February 28, 2007
                    convertible into 68,320 Shares
               -----------------------------------------------------------------
PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            14,419 Shares

            $341,600 of 8% Convertible Debentures due February 28, 2007 convertible into 68,320 Shares
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                        [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0.17%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IA, OO
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 464895101                    13G/A                Page 3 of 14 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Portside Growth and Opportunity Fund
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    $341,600 of 8% Convertible Debentures due February 28, 2007
SHARES              convertible into 68,320 Shares
               -----------------------------------------------------------------
BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       -----------------------------------------------------------------
               (7)  SOLE DISPOSITIVE POWER
EACH                $341,600 of 8% Convertible Debentures due February 28, 2007
                    convertible into 68,320 Shares
REPORTING      -----------------------------------------------------------------
PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            $341,600 of 8% Convertible Debentures due February 28, 2007 convertible into 68,320 Shares
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                        [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0.14%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            CO
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 464895101                    13G/A                Page 4 of 14 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius Securities, L.L.C.            58-2253019
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    14,419 Shares
SHARES         -----------------------------------------------------------------
BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       -----------------------------------------------------------------
EACH           (7)  SOLE DISPOSITIVE POWER
                    14,419 Shares
REPORTING      -----------------------------------------------------------------
PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            14,419 Shares
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                         [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0.03%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            BD
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 464895101                    13G/A                Page 5 of 14 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            C4S & Co., L.L.C.            13-3946794
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    14,419 Shares
SHARES
                    $341,600 of 8% Convertible Debentures due February 28, 2007
BENEFICIALLY        convertible into 68,320 Shares
               -----------------------------------------------------------------
               (6)  SHARED VOTING POWER
OWNED BY            0
               -----------------------------------------------------------------
EACH           (7)  SOLE DISPOSITIVE POWER
                    14,419 Shares
REPORTING
                    $341,600 of 8% Convertible Debentures due February 28, 2007
                    convertible into 68,320 Shares
PERSON WITH    -----------------------------------------------------------------
               (8)  SHARED DISPOSITIVE POWER
                    0
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            14,419 Shares

            $341,600 of 8% Convertible Debentures due February 28, 2007 convertible into 68,320 Shares
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                          [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0.17%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 464895101                    13G/A                Page 6 of 14 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Peter A. Cohen
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------
BENEFICIALLY   (6)  SHARED VOTING POWER
                    14,419 Shares

OWNED BY            $341,600 of 8% Convertible Debentures due February 28, 2007
                    convertible into 68,320 Shares
               -----------------------------------------------------------------
EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------
               (8)  SHARED DISPOSITIVE POWER
                    14,419 Shares
PERSON WITH
                    $341,600 of 8% Convertible Debentures due February 28, 2007
                    convertible into 68,320 Shares
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            14,419 Shares

            $341,600 of 8% Convertible Debentures due February 28, 2007 convertible into 68,320 Shares
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                         [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0.17%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 464895101                    13G/A                Page 7 of 14 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS

            Morgan B. Stark
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    14,419 Shares

                    $341,600 of 8% Convertible Debentures due February 28, 2007 convertible into 68,320 Shares
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    14,419 Shares

                    $341,600 of 8% Convertible Debentures due February 28, 2007 convertible into 68,320 Shares
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            14,419 Shares

            $341,600 of 8% Convertible Debentures due February 28, 2007 convertible into 68,320 Shares
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                         [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0.17%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 464895101                    13G/A                Page 8 of 14 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Thomas W. Strauss
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    14,419 Shares

                    $341,600 of 8% Convertible Debentures due February 28, 2007 convertible into 68,320 Shares
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    14,419 Shares

                    $341,600 of 8% Convertible Debentures due February 28, 2007 convertible into 68,320 Shares
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            14,419 Shares

            $341,600 of 8% Convertible Debentures due February 28, 2007 convertible into 68,320 Shares
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                        [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0.17%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 464895101                    13G/A                Page 9 of 14 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Jeffrey M. Solomon
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    14,419 Shares

                    $341,600 of 8% Convertible Debentures due February 28, 2007 convertible into 68,320 Shares
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    14,419 Shares

                    $341,600 of 8% Convertible Debentures due February 28, 2007 convertible into 68,320 Shares
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            14,419 Shares

            $341,600 of 8% Convertible Debentures due February 28, 2007 convertible into 68,320 Shares
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                         [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0.17%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 464895101                    13G/A                Page 10 of 14 Pages


This Amendment No. 1 (this "Amendment") amends the statement on Schedule 13G filed on March 5, 2004 (as amended, the "Schedule 13G") with respect to shares of Common Stock, without par value (the "Shares") of Isonics Corporation, a California corporation (the "Company"). Capitalized terms used herein and not otherwise defined in this Amendment have the meanings set forth in the Schedule 13G. This Amendment amends and restates Items 2(a), 2(b), 2(c), 4, 5 and 8 in their entirety as set forth below.

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship

            Ramius Capital Group, L.L.C.
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: Delaware

            Portside Growth and Opportunity Fund
            c/o Ramius Capital Group, L.L.C.
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: Cayman Islands

            Ramius Securities, L.L.C.
            c/o Ramius Capital Group, L.L.C.
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: Delaware

            C4S & Co., L.L.C.
            c/o Ramius Capital Group, L.L.C.
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: Delaware

            Peter A. Cohen
            c/o Ramius Capital Group, L.L.C.
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: United States

            Morgan B. Stark
            c/o Ramius Capital Group, L.L.C.
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: United States

            Thomas W. Strauss
            c/o Ramius Capital Group, L.L.C.
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: United States

            Jeffrey M. Solomon
            c/o Ramius Capital Group, L.L.C.
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: United States

CUSIP No. 464895101                    13G/A                Page 11 of 14 Pages


Item 4.   Ownership

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)  Amount beneficially owned:

               As of the date of this filing, Portside Growth and Opportunity Fund owns $341,600 principal amount of 8% Convertible Debentures due February 28, 2007 convertible into 68,320 Shares and Ramius Securities L.L.C. owns 14,419 Shares. In addition, Ramius Capital Group, L.L.C., C4S & Co., L.L.C., Mr. Peter
A. Cohen, Mr. Morgan B. Stark, Mr. Thomas W. Strauss, Mr. Jeffrey M. Solomon may each be deemed the beneficial owner of (i) 14,419 Shares issuable to Ramius Securities, L.L.C., a Delaware limited liability company ("Ramius Securities"), and (ii) $341,600 principal amount of 8% Convertible Debentures due February 28, 2007 convertible into 68,320 Shares issuable to Portside Growth and Opportunity Fund, a Cayman Islands company ("Portside").

               Note: Ramius Capital Group, L.L.C., a Delaware limited liability company ("Ramius") is the investment advisor of Portside and has the power to direct some of the affairs of Portside, including decisions respecting the disposition of the proceeds from the sale of shares of the Common Stock. Ramius Securities is a broker dealer affiliated with Ramius. Ramius is the managing member of Ramius Securities. C4S & Co., L.L.C., a Delaware limited liability company ("C4S"), is the managing member of Ramius and in that capacity directs its operations. Peter A. Cohen ("Mr. Cohen"), Morgan B. Stark ("Mr. Stark"), Thomas W. Strauss ("Mr. Strauss") and Jeffrey M. Solomon ("Mr. Solomon") are the managing members of C4S and in that capacity direct its operations. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of any shares of Common Stock owned by another Reporting Person.

          (b)  Percent of class:

               As of the date of this filing, Ramius Capital Group, L.L.C., C4S & Co., L.L.C., Mr. Peter A. Cohen, Mr. Morgan B. Stark, Mr. Thomas W. Strauss, Mr. Jeffrey M. Solomon may each be deemed the beneficial owner of approximately 0.17% as of the date of this filing. Ramius Securities may be deemed the beneficial owner of approximately 0.03% and Portside may be deemed the beneficial owner of approximately 0.14%. Based on the Company's Quarterly Report filed on December 15, 2006, there were 47,802,474 shares of Common Stock issued and outstanding as of December 14, 2006.

          (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or to direct the vote

                    See Item 4(a).

              (ii)  Shared power to vote or to direct the vote

                    See Item 4(a).

             (iii)  Sole power to dispose or to direct the disposition of

                    See Item 4(a).

              (iv)  Shared power to dispose or to direct the disposition of

                    See Item 4(a).

CUSIP No. 464895101                    13G/A                Page 12 of 14 Pages


Item 5.  Ownership of Five Percent or Less of a Class

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [x]

Item 8.  Identification and Classification of Members of the Group

            See Exhibit I.

Exhibits:

Exhibit I: Joint Filing Agreement, dated as of February 12, 2007, by and among Ramius, Portside, Ramius Securities, C4S, Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon.

CUSIP No. 464895101                    13G/A                Page 13 of 14 Pages


                                   SIGNATURES

            After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: February 12, 2007

RAMIUS SECURITIES, L.L.C.                 RAMIUS CAPITAL GROUP, L.L.C.

By: Ramius Capital Group, L.L.C.,         By: C4S & Co., L.L.C.,
    its Managing Member                       as Managing Member

By: C4S & Co., L.L.C.,
    its Managing Member


C4S & CO., L.L.C.                         PORTSIDE GROWTH AND OPPORTUNITY FUND

                                          By: Ramius Capital Group, L.L.C.,
                                              its Investment Advisor

                                          By: C4S & Co., L.L.C.,
                                              its Managing Member


                                          By: /s/ Jeffrey M. Solomon
                                              ----------------------------------
                                              Name: Jeffrey M. Solomon
                                              Title: Authorized Signatory


JEFFREY M. SOLOMON


/s/ Jeffrey M. Solomon
----------------------------------
By: Jeffrey M. Solomon
Individually and as Attorney-in-Fact
for each of Peter A. Cohen, Morgan B.
Stark and Thomas W. Strauss



The Power of Attorney executed by Peter A. Cohen, Morgan B. Stark and Thomas W. Strauss, authorizing Jeffrey M. Solomon to sign and file this Schedule 13G/A on each person's behalf, which was filed with the Schedule 13G/A filed with the Securities and Exchange Commission on February 15, 2006 by such Reporting Persons with respect to the common stock of ANADIGICS, Inc., is hereby incorporated by reference.

CUSIP No. 464895101                    13G/A                Page 14 of 14 Pages


                                    EXHIBIT I

                             JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G/G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the shares of Common Stock of Isonics Corporation is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated as of February 12, 2007


RAMIUS SECURITIES, L.L.C.                  RAMIUS CAPITAL GROUP, L.L.C.

By: Ramius Capital Group, L.L.C.,          By: C4S & Co., L.L.C.,
    its Managing Member                        as Managing Member

By: C4S & Co., L.L.C.,
    its Managing Member


C4S & CO., L.L.C.                          PORTSIDE GROWTH AND OPPORTUNITY FUND

                                           By: Ramius Capital Group, L.L.C.,
                                               its Investment Advisor

                                           By: C4S & Co., L.L.C.,
                                               its Managing Member


                                           By: /s/ Jeffrey M. Solomon
                                               --------------------------------
                                               Name: Jeffrey M. Solomon
                                               Title: Authorized Signatory


JEFFREY M. SOLOMON


/s/ Jeffrey M. Solomon
-------------------------------
By: Jeffrey M. Solomon
Individually and as Attorney-in-Fact
for each of Peter A. Cohen, Morgan B.
Stark and Thomas W. Strauss